As filed with the Securities and Exchange Commission on April 28, 2021

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

CLEVELAND-CLIFFS INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-1464672 (I.R.S. Employer Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315
(Address of Principal Executive Offices Including Zip Code)
Cleveland-Cliffs Inc. 2021 Nonemployee Directors’ Compensation Plan
(Full Title of the Plan)
James D. Graham, Esq.
Executive Vice President, Chief Legal Officer & Secretary
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315
(Name and address of agent for service)

(216) 694-5700
(Telephone Number, including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
    Large accelerated filer     Accelerated filer
    Non-accelerated filer     Smaller reporting company
    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares, par value $0.125 per share	750,000	$17.205	$12,903,750.00	$1,408
(1)    Represents the number of common shares, par value $0.125 per share (“Common Shares”), of Cleveland-Cliffs Inc. (the “Registrant”), available pursuant to the Cleveland-Cliffs Inc. 2021 Nonemployee Directors’ Compensation Plan (the “Plan”) being registered hereon.
(2)    Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become available pursuant to any anti-dilution provisions of the Plan.
(3)    Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on April 22, 2021, a date within five business days prior to filing.
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EXPLANATORY NOTE
The Registrant hereby files this Registration Statement on Form S-8 to register an additional 750,000 Common Shares under the Plan. The Plan is a further amendment and restatement of the Registrant’s 2014 Nonemployee Directors’ Compensation Plan (as amended and restated), for which previously filed registration statements on Form S-8 are effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-197688) filed by the Registrant on July 29, 2014 and the Registration Statement on Form S-8 (Registration No. 333-210954) filed by the Registrant on April 27, 2016, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.
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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 (Commission File No. 001-08944), filed February 26, 2021;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (Commission File No. 001-08944), filed April 28, 2021;
(c)The Registrant’s Current Reports on Form 8-K (Commission File No. 001-08944) filed February 9, 2021, February 11, 2021, February 17, 2021, and March 12, 2021; plus the Registrant’s Current Report on Form 8-K/A (Commission File No. 001-08944) filed February 8, 2021; and
(d)The description of the Common Shares contained in Exhibit 4.48 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Commission on February 26, 2021, which updated the description thereof contained in the Current Report on Form 8-K/A filed on May 21, 2008, and any subsequently filed amendments and reports updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Ohio.
The Registrant will indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that the Registrant will indemnify any such agent (as opposed to any director, officer or employee) to an extent greater than required by law only if and to the extent that the directors may, in their discretion, so determine. The indemnification the Registrant gives will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Registrant’s Fourth Amended Articles of Incorporation, as amended, or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while such person is a director, officer, employee or agent, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

The Registrant may, to the full extent permitted by law and authorized by the directors, purchase and maintain insurance on behalf of any persons described in the paragraph above against any liability asserted against and incurred by any such person in any such capacity, or arising out of the status as such, whether or not the Registrant would have the power to indemnify such person against such liability.
Under the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
The Ohio Revised Code does not authorize indemnification to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
Under the Ohio Revised Code, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
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Item 8. Exhibits.

Exhibit Number	Description
4.1	Fourth Amended Articles of Incorporation of the Registrant, as filed with the Secretary of State of the State of Ohio on September 25, 2020 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-08944) filed on September 28, 2020)
4.2	Certificate of Amendment to Fourth Amended Articles of Incorporation of the Registrant, as filed with the Secretary of State of the State of Ohio on December 7, 2020 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-08944) filed on December 9, 2020)
4.3	Regulations of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2011 (Commission File No. 001-08944) filed on February 16, 2012)
4.4	Cleveland-Cliffs Inc. 2021 Nonemployee Directors’ Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A (Commission File No. 001-08944) filed on March 15, 2021)
5.1	Opinion of Jones Day
23.1	Consent of Deloitte & Touche LLP related to Cleveland-Cliffs Inc. and Subsidiaries
23.2	Consent of Deloitte & Touche LLP related to ArcelorMittal USA LLC and Affiliates
23.3	Consent of Deloitte & Touche LLP related to I/N Kote
23.4	Consent of Deloitte & Touche LLP related to I/N Tek
23.5	Consent of Jones Day (included in Exhibit 5.1)
24.1	Powers of Attorney
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SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 28th day of April, 2021.
CLEVELAND-CLIFFS INC.

By: /s/ James D. Graham
James D. Graham
Executive Vice President, Chief Legal Officer and Secretary
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: April 28, 2021	* Lourenco Goncalves Chairman, President and Chief Executive Officer (Principal Executive Officer)
Date: April 28, 2021	* Keith A. Koci Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Date: April 28, 2021	* Kimberly A. Floriani Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
Date: April 28, 2021	* John T. Baldwin Director
Date: April 28, 2021	* Robert P. Fisher, Jr. Director
Date: April 28, 2021	* William K. Gerber Director
Date: April 28, 2021	* Susan M. Green Director
Date: April 28, 2021	* M. Ann Harlan Director
Date: April 28, 2021	* Ralph S. Michael, III Director

Date: April 28, 2021	* Janet L. Miller Director
Date: April 28, 2021	* Eric M. Rychel Director
Date: April 28, 2021	* Gabriel Stoliar Director
Date: April 28, 2021	* Douglas C. Taylor Director
Date: April 28, 2021	* Arlene M. Yocum Director
* This Registration Statement has been signed on behalf of the above officers and directors by James D. Graham, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.
Dated: April 28, 2021    By: /s/ James D. Graham
James D. Graham
Attorney-in-Fact